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                                EXHIBIT (13)
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                             PURCHASE AGREEMENT
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  The Cardinal Group, an Ohio business trust (the "Group"), and Cardinal
Management Corp., an Ohio corporation (the "Company"), hereby agree with each other as follows:

  1. The Group hereby offers the Company and the Company hereby purchases 5,000 Series A and 5,000 Series B units of beneficial interest in the Group (such units of beneficial interest being hereinafter known as "Shares") at a price of $10.00 per Share. The Company hereby acknowledges purchase of the Shares, and the Group hereby acknowledges receipt from the Company of the funds in the amount of $100,000 in full payment for the Shares.

  2. The Company represents and warrants to the Group that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

  3. The Company agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Group begins its investment activities, the Company will pay to the Group an amount equal to the number resulting from multiplying the Group's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Company or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption (taking into account the Shares to be redeemed), so long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 4th day of June, 1993.

                                        THE CARDINAL GROUP



                                        By /s/ John L. Schlater
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                                           John L. Schlater, President


                                        CARDINAL MANAGEMENT CORP.



                                        By /s/ H. Keith Allen
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                                           H. Keith Allen, Treasurer